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                                                                 Exhibit 99.1


Investor Contact: Ken Jones
                  864-597-8658

Media Contact:    Debbie Atkins
                  864-597-8361


           DENNY'S CONTINUES TO EXPLORE RECAPITALIZATION ALTERNATIVES

         Spartanburg, S.C., April 22, 2004 - On April 21, 2004, Denny's Corporation (OTCBB:DNYY) furnished to the Securities and Exchange Commission a Current Report on Form 8-K furnishing under Regulation FD certain projected financial information (the "Presentation Information").

         The Company cautions investors and potential investors not to rely on the Presentation Information (including with respect to fiscal 2004), as it was not prepared for the purpose of providing the basis for an investment decision relating to any of the securities of the Company. The projections contained in the Presentation Information were not prepared with a view to public disclosure and do not represent the Company's current expectations regarding a possible transaction or the future performance of the business. Accordingly, the Company expects actual results in the future will differ materially from those in the projections contained in the Presentation Information.

         The Company continues to explore possible alternatives to improve its long-term liquidity and capital structure with its financial advisor, UBS Securities LLC. The Company has not made a determination at this time whether it will ultimately seek to implement any specific alternative, and there can be no assurance that, if it does, its efforts will be successful.

         Denny's is America's largest full-service family restaurant chain, consisting of 558 company-owned units and 1,064 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.

         Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).